Exhibit 10.24

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

DATED 1 March 2022

LIMITED COMPANY CONSULTANCY AGREEMENT

(1) CORPACQ LIMITED

AND

(2) ORANGE INVESTMENTS ONE LIMITED

Beyond Corporate Limited

Commercial Wharf

6 Commercial Street

Manchester

M15 4PZ

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LIMITED COMPANY CONSULTANCY AGREEMENT

This agreement is made on 1 March 2022 between

(1)	CORPACQ LIMITED of a company incorporated and registered in England and Wales with company number 05896676, whose registered office is at 1 Goose Green, Altrincham, Cheshire, United Kingdom, WA14 1DW (“the Company”); and

(2)	ORANGE INVESTMENTS ONE LIMITED a company incorporated and registered in England and Wales with company number 08954743, whose registered office is at 1 Goose Green, Altrincham, Cheshire, United Kingdom, WA14 1DW (“the Consultant”)

BACKGROUND:

(A)	The Company carries on the business of corporate acquisition and long-term corporate investments.

(B)	The Company requires the services described in the First Schedule (“the Consultancy Services”).

(C)	The Consultant is in the business of providing personnel to carry out consultancy services.

TERMS:

1.	Appointment

1.1	The Company appoints the Consultant to provide the Consultancy Services to the Company and its associated companies on the terms set out in this agreement, and the Consultant accepts that appointment. The appointment will start on 1 March 2022 and continue, subject to clause 1.2, until terminated by either the Company or the Consultant giving to the other not less than twelve months written notice.

1.2	The Company may end this agreement immediately if the Consultant is in serious breach of any of its material terms and which breach, if capable of remedy, is not remedied by the Consultant within a reasonable period after a written requirement by the Company.

2.	The Consultancy Services

2.1	Where Consultancy Services are required by the Company, the Consultant and the Company shall agree mutually convenient dates on which the Consultancy Services are to be carried out, but in default of such agreement, the Consultant shall provide the Consultancy Services at such times are required by the Company.

2.2	Where the Company does require the Consultant to provide the Consultancy Services the Consultant shall cause its personnel travel to such places and perform such Consultancy Services as the Company directs. The Company shall provide such access to its files, premises, facilities and personnel as are reasonably necessary for the Consultant to provide the Consultancy Services.

2.3	The Consultant will perform the Consultancy Services with all due skill and care act in good faith and will do nothing detrimental to the interests of the Company or of its associated companies. In particular the Consultant will use its best endeavours to promote the interests of the Company in the performance of the Consultancy Services. However neither the Consultant nor its personnel shall be under the direction supervision or control of the Company in the manner of the performance of the Consultancy Services.

2.4	The Consultant must always keep the Company promptly and fully informed (in writing if requested) of the conduct of the Consultancy Services by it and its personnel and shall promptly disclose to the Company any information which comes to the knowledge of it or its personnel which may affect the Company or any of its associated companies or any of their businesses.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

3.	Fees

3.1	The Company will pay the Consultant the fee that is agreed with the Consultant when it is requested to perform specific Consultancy Services. The Company shall also pay any applicable VAT on such fees against appropriate tax invoices presented by the Consultant. The Consultant has no entitlement to any payment from the Company other than in respect of Consultancy Services actually provided.

3.2	The Consultant will invoice the Company for the Consultancy Services provided and the Company will pay that invoice within 28 days of receipt

4.	Expenses

4.1	The Company will also repay to the Consultant all expenses reasonably and properly incurred by it and its personnel in the provision of the Consultancy Services and authorised beforehand by the Company. The Consultant is responsible at its own cost for the provision of any tools and general materials that may be necessary to perform the Consultancy Services. The Consultant is responsible for providing at its own cost public liability, employer’s liability and all other necessary insurances and must produce on request evidence of these that is satisfactory to the Company.

5.	Relationship between the Company and the Consultant

5.1	The relationships between the Company and the Consultant and between the Company and the Consultant’s personnel are those of independent contractors and not of employment. None of the Consultant’s personnel will have the benefit of any of the statutory and other protections afforded to employees as against the Company. At no time whilst this agreement continues shall either party hold out the Consultant or any of its personnel as an employee of the Company or any of its associated companies.

5.2	The Consultant will indemnify the Company against all actions claims demands expenses and other liabilities whatsoever incurred by or made against it by any of the Consultant’s personnel, HM Revenue and Customs or any other person arising out of or in connection with any claim that any of the Consultant’s personnel is, vis-a-vis the Company, an employee, worker or contract worker.

5.3	Neither the Consultant nor any of its personnel must enter into any binding contract or other commitment on behalf of the Company nor make any representations or give any warranties or guarantees in relation to the business of the Company or to goods or services supplied by it nor incur any liability whatsoever on behalf of the Company without prior written approval from a director of the Company.

6.	Tax

6.1	The Consultant is responsible for all income taxes and employees’ National Insurance contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Consultancy Services and/or in relation to the fees payable to it under this agreement, where the recovery is not prohibited by law and will indemnify the Company in respect of any liability, deduction, contribution, assessment or claim (including costs penalties and interest and grossed up as necessary) that may be made by the relevant authorities in relation to such taxes and contributions.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

7.	Other interests of the Consultant

7.1	The Consultant shall be free whilst this agreement continues to supply services to any other company, firm or business entity provided that, in doing so, it does not contravene its obligations to the Company under this agreement.

7.2	For the avoidance of doubt, and notwithstanding clause 11, nothing in this agreement will prohibit the Consultant or any of its personnel, either during or after the term of this agreement, from making (directly or through nominees, affiliates or associated entities) new corporate investments on its or their own account without the prior consent of the Company or any associated company for so long as:

7.2.1	the investment is not in an individual business or corporate entity which is in competition with a material business of the Company or any associated company as carried on at the time of the investment; and/or

7.2.2	the value of such investment in any individual business or corporate entity does not exceed £3,000,000; or

7.2.3	the Company and/or CorpAcq Finance Limited has considered an investment and/or acquisition in the relevant business and/or corporate entity and the relevant board(s) has/have resolved not to proceed with such investment and/or acquisition.

7.3	Nothing in this agreement will prohibit the Consultant or any of its personnel, either during or after the term of this agreement, from maintaining (or increasing) any of its or their existing corporate investments and interests as set out at the Second Schedule to this agreement.

7.4	Nothing in this agreement will prohibit the Consultant or any of its personnel, either during or after the term of this agreement, from dealing with an Introducer or a Relevant Supplier in relation to the matters set out in this clause 7.

8.	Confidentiality

8.1	Both whilst this agreement continues and at all times afterwards the Consultant must (and shall procure that its personnel must) treat as confidential and must not at any time disclose (save as may be required by law) to any person or persons (except those to whom disclosure is authorised by the Company) or use for its or their own purposes or any purposes other than those of the Company or through any failure by it or them to exercise all due care and diligence cause any unauthorised disclosure of any Confidential Information if such Confidential Information comes to the attention of the Consultant or any of its personnel whilst or as a result of providing the Consultancy Services under this agreement.

9.	Company property

9.1	On demand and in any event when this agreement ends the Consultant will return to the Company all documents and other property belonging to the Company or any of its associated companies or any of their clients that is (or last was) in the possession or control of the Consultant or any of its personnel and the Consultant will not and will procure that none of its personnel represent themselves as being a consultant for or otherwise connected with the Company or any of its associated companies or their businesses.

9.2	Any notes or memoranda or other documentation made by or for the Consultant and/or its personnel relating to the provision of the Consultancy Services and any material provided to it or them by the Company is and will be the property of the Company and must be given to the Company on demand and in any event when this agreement ends.

10.	Intellectual Property Rights

10.1	In this clause 10 Intellectual Property Right means any intellectual property right including without limitation any patent, trademark, registered or unregistered service mark, registered design, utility model, copyright, design right (whether registered or otherwise), or right in any database, knowhow showhow or confidential information together with any application for any of the above and any rights to apply for any of the above in any part of the world (including but not limited to the United Kingdom).

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

10.2	If at any time during the period of this Agreement the Consultant or any of its personnel (whether alone or with any other person or persons) discovers or creates any design or other work in the course of providing the Consultancy Services (or in other circumstances but which work is related to or is capable of use in the businesses carried on by the Company or any associated company) (“a Work”) and in which any Intellectual Property Right may subsist, the Consultant shall promptly disclose it to the Company and shall (subject to the effect of clause 10.3 and until such time as the rights may be fully and absolutely vested in the Company) hold it on trust for the Company.

10.3	In consideration of the Company entering into this Agreement, the Consultant assigns (and shall procure that its personnel assign) to the Company by way of future assignment all copyright and other Intellectual Property Rights (if any) for the full terms thereof throughout the world in respect of all Works.

10.4	The Consultant will (and will procure that its personnel will) at the request (whether during or after the end of this agreement) and expense of the Company do all things necessary or desirable to substantiate and register the rights of the Company under clauses 10.2 and 10.3.

10.5	On demand during the period of this Agreement and in any event immediately upon its termination the Consultant shall promptly deliver up to the Company all source codes, algorithms, job control language, programs, notes, explanations, routines, subroutines, tools and all other physical embodiments of the Intellectual Property Rights created or developed by the Consultant or its personnel and which are held for the benefit of or vest in the Company pursuant to clauses 10.2 or 10.3.

11.	Limitation on the Consultant’s activities and those of its personnel

11.1	In order to protect the Confidential Information to which the Consultant and the Personnel have access as a result of the provision of the Consultancy Services and to protect the business connections and other legitimate business interests of the Company and its associated companies, the Consultant undertakes with the Company (both for itself and as trustee for each of its associated companies) that it shall not and it shall procure that none of the Personnel will during the course of this agreement be directly or indirectly engaged, whether on their own behalf or on behalf of any other business concern, person, partnership, firm, company or other body, in any Relevant Business other than in the course of the provision of the Consultancy Services.

11.2	In order to protect the Confidential Information to which the Consultant and the Personnel have access as a result of the provision of the Consultancy Services and to protect the business connections and other legitimate business interests of the Company and its associated companies, the Consultant undertakes with the Company (both for itself and as trustee for each of its associated companies) that it shall not and that it shall procure that none of the Personnel shall within the Prohibited Area for a period of 12 months after the Termination Date be engaged or interested in any capacity, whether as director, principal, agent, partner, consultant, employee or otherwise, in any other business which then carries on Relevant Business. The provisions of these clauses 11.1 and 11.2 shall not restrain the Consultant or Personnel as the case may be from engaging in or accepting employment with any business concern where the services, duties, role or work do not relate directly or indirectly to any Relevant Business.

11.3	In order to protect the Confidential Information to which the Consultant and the Personnel have access as a result of the provision of the Consultancy Services and to protect the business connections and other legitimate business interests of the Company and its associated companies, the Consultant undertakes with the Company (both for itself and as trustee for each of the associated companies) that it shall not and it shall procure that none of the Personnel will not for a period of 12 months after the Termination Date do any of the following:

(a)	in connection with any Relevant Business, canvass, solicit or approach a Relevant Supplier;

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

(b)	in connection with any Relevant Business, deal with a Relevant Supplier;

(c)	in connection with any Relevant Business, canvass, solicit or approach a Relevant Customer;

(d)	in connection with any Relevant Business, deal with, sell goods to or provide services to a Relevant Customer;

(e)	in connection with any Relevant Business, canvass, solicit or approach a Relevant Potential Customer;

(f)	in connection with any Relevant Business, deal with any Relevant Potential Customer;

(g)	in connection with any Relevant Business seek to entice away from the Company or any Associated Company or otherwise interfere or attempt to interfere with the relationship between the Company or any associated company and Relevant Supplier;

(h)	in connection with Relevant Business, interfere or seek to interfere with the relationship between the Company or any associated company and any Introducer;

(i)	in connection with any Relevant Business, deal with any Introducer;

(j)	in connection with any Relevant Business, canvass, solicit or approach a Potential Target;

(k)	in connection with any Relevant Business, pursue any investment opportunity with a Potential Target;

(l)	solicit entice induce or encourage or endeavour to solicit entice induce or encourage a Relevant Employee who remains an employee of the Company or any associated company to leave such employment;

(m)	employ or take into employment or engage the services of Relevant Employee;

(n)	give advice or provide services with a view to assisting or enabling any other Person to carry out any of the above acts.

11.4	The restrictions on the Consultant and the Personnel set out in clauses 11.1 to 11.3 (inclusive) shall apply whether the Consultant or the relevant Personnel acts directly or indirectly and whether the Consultant or relevant Personnel does so on its or their own behalf or on behalf of any other Person but they shall not restrain the Consultant or any Personnel from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange. If the Consultant makes full written disclosure to the Board of any activity it or any relevant Personnel intends to carry out which otherwise would be in breach of clauses 11.1, 11.2 or 11.3 and the Board gives its prior written consent to the Consultant or the relevant Personnel carrying out that activity, then carrying out such activity shall not be in breach of that clause provided that the activity is only carried on in the manner and to the extent disclosed to the Board and subject to any conditions the Board might impose in giving its consent.

11.5	The Board shall only refuse consent under clause 11.4 where it considers that it is reasonably necessary to do so to protect the legitimate interests of the Company and/or any associated company.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

11.6	In this Agreement:

11.6.1	“Confidential Information” means any information (whether or not recorded in documentary form or stored on any magnetic or optical disk or otherwise) belonging or relating to the business, products, services, affairs, finances, processes, equipment or activities of the Company or of any associated company or any of their respective suppliers clients or customers for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how), including in particular (by way of example only and without limitation):

(a)	any information relating to the Company’s or any associated company’s business plans, research, technical data and know how, concepts, ideas, financial and management accounting information and marketing policies;

(b)	information concerning the Company’s or any associated company’s relationship with actual or potential customers, clients, suppliers and business contacts (including lists and details of the same) and the needs of such actual or potential customers, clients, suppliers and business contacts;

(c)	information which the Company or any associated company has obtained as a result of any confidentiality agreement it has entered into with its clients, suppliers or other business contacts or which has been entrusted to the Company any associated company in confidence;

(d)	information concerning the result of any research or development projects and information or details of any documents or drawings owned by the Company or any associated company as a result of such products;

(e)	information about the terms contained in any confidentiality agreement made between the Company or any associated company and its clients, suppliers or business contacts; and

(f)	information detailed in any commercial contracts into which the Company or any associated company has entered or proposes to enter;

11.6.2	“Introducer” means any Person who the Company or any of its associated companies has during the Relevant Period engaged to introduce to the Company or any of its associated companies potential proprietary acquisition or investment opportunities, whether it is rewarded by commission or some other method (direct or indirect) for such introductions and with whom the Consultant or the relevant Personnel as applicable dealt with materially or in relation to whom the Consultant or the relevant Personnel as applicable was privy to material Confidential Information, in either case during the Relevant Period;

11.6.3	“Person” means any business concern, person, individual, partnership, firm, company or any other body whatsoever;

11.6.4	“Personnel” means any of the Consultant’s personnel who provides Consultancy Services at the relevant time or has provided such services in the previous 12 months;

11.6.5	“Potential Target” means a business which has been identified by the Company or any associated company as a potential target for investment and in which the Consultant or as applicable the relevant Personnel was involved to a material extent in the consideration for investment and/or negotiations or in relation to which the Consultant or as applicable the relevant Personnel were privy to material Confidential Information, in either case during the Relevant Period but in relation to which no transaction has been completed prior to the Termination Date;

11.6.6	“Prohibited Area” means England, Scotland, Wales and any other country in which the Company or any associated company with which the Consultant or the Personnel has been materially involved in the Relevant Period in the course of the provision of the Consultancy Services carries on business to a material extent (or was proposing to do so at any time within the following 12 months) at the Termination Date.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

11.6.7	“Relevant Business” means (a) any business which is directly or indirectly engaged in investment activities relating to the proprietary acquisition of or investment in UK-based asset rich small and medium-sized enterprises at low acquisition multiples, where such enterprises carry out activities in the sectors/industries in which any associated company conducts its respective business at the Termination Date; or (b) any business which directly competes with any business carried on by any associated Company at the Termination Date in respect of which the Consultant or as applicable any relevant Personnel (i) has had any material direct involvement during the Relevant Period or (ii) is in possession of or are aware of material Confidential Information at the Termination Date;

11.6.8	“Relevant Customer” means any Person who was a customer or client of the Company or any associated Company during the Relevant Period and with whom the Consultant or as applicable relevant Personnel had material dealings or in relation to whom the Consultant or as applicable relvant Personnel were privy to material Confidential Information, in either case during the Relevant Period;

11.6.9	“Relevant Employee” means any employee of the Company or any associated Company, who was during the Relevant Period engaged in skilled or managerial or higher level work and with whom the Consultant or as applicable relevant Personnel had contact to a material extent or in relation to whom the Consultant or as applicable relevant Personnel were privy to material Confidential Information, in either case during the Relevant Period;

11.6.10	“Relevant Period” means the twelve months prior to the Termination Date;

11.6.11	“Relevant Potential Customer” means a Person with the Company or any associated Company was negotiating during the Relevant Period with regard to becoming a customer or client of the Company or a relevant associated Company and with whom the Consultant or as applicable any relevant Personnel dealt materially or in relation to whom the Consultant or as applicable any relevant Personnel were privy to material Confidential Information, in either case during the Relevant Period;

11.6.12	“Relevant Supplier” means a Person who was a supplier to the Company or any associated Company during the Relevant Period and with whom the Consultant or as applicable relevant Personnel had material dealings or in relation to whom the Consultant or as applicable the relevant Personnel was privy to material Confidential Information, in either case during the Relevant Period;

11.6.13	“Termination Date” means the date on which the provision of the Consultancy Services under this agreement terminates, regardless of the reason.

12.	Data Protection

12.1	The Company will collect and process information relating to the personnel who provide Consultancy Services in accordance with the Company’s privacy notice which is on the Company’s intranet.

12.2	The Consultant will, and will procure that any personnel who provide Consultancy Services will, comply with all privacy standards and data protection and similar policies adopted by the Company when handling personal data in the course this agreement, including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company and any associated company.

13.	Miscellaneous

13.1	This agreement is personal to the Consultant and it may not assign its rights or sub-contract its obligations under it. The Company may assign its rights and obligations under this agreement.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

13.2	The Consultant acknowledges that the Company enters into this agreement for itself and as agent for all its associated companies and is duly authorised so to do.

13.3	In this agreement “associated company” means every subsidiary and holding company of the Company from time to time as defined in section 1159 of the Companies Act 2006 and every subsidiary of every such company.

13.4	The Consultant will indemnify the Company and its associated companies against all actions claims demands expenses and other liabilities whatsoever incurred by or made against any of them arising out of or in connection with any breach of the terms of this agreement by the Consultant.

13.5	The Consultant warrants that neither it nor any of its personnel is party to any agreement or arrangement that would prevent it or them from carrying out any of its or their obligations under this agreement.

13.6	In accordance with the Contracts (Rights of Third Parties) Act 1999, other associated companies may enforce rights conferred on them in this agreement including (without limitation) the restrictions set out in clause 11. No other person who is not a party to this agreement has any rights to enforce terms of this agreement under that Act. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

FIRST SCHEDULE

Consultancy Services

[***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SECOND SCHEDULE

Existing Corporate Interests

[***]

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Executed as a deed by CORPACQ LIMITED	)
acting by, a director, in the presence of:	)
)
)

/s/ Nicholas Cattell
Director

Witness Signature	/s/ Michael Moore

Witness Name	Michael Moore

Witness Address	[***]

Witness Occupation	Accountant

Executed as a deed by ORANGE	)
INVESTMENTS ONE LIMITED acting by,	)
a director, in the presence of:	)
)

/s/ Graham Young
Director

Witness Signature	/s/ Jason Hughes

Witness Name	Jason Hughes

Witness Address	[***]

Witness Occupation	M.D.